                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  SCHEDULE 13G
                   Under the Securities Exchange Act of 1934
                               (Amendment No. 5)*

                             Key Tronic Corporation
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                  493144 10 9
                                 (CUSIP Number)

                                  May 26, 2006
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this firm with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1. NAMES OF REPORTING PERSONS
IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Davidson Investment Advisors, Inc.
41-0956607
-----------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) [ ]
(b) [ ]
-----------------------------------------------------------------------
3. SEC USE ONLY
-----------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware, United States of America
-----------------------------------------------------------------------
5. SOLE VOTING POWER
None

6. SHARED VOTING POWER
-0-

7. SOLE DISPOSITIVE POWER
-0-

8. SHARED DISPOSITIVE POWER
-0-

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
-0-

10. CHECK BOX IF THE AGGREGATE AMOUNT IN THE ROW (9) EXCLUDES
CERTAIN SHARES [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12. TYPE OF REPORTING PERSON
IA

ITEM 1.
(a)  NAME OF ISSUER
     Key Tronic Corporation

(b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
     North 4424 Sullivan Road
     Spokane, WA 99216

ITEM 2.
(a)  NAME OF PERSON FILING
     Davidson Investment Advisors, Inc.

(b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
     RESIDENCE
     8 Third Street North
     Great Falls, MT 59401

(c)  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

(d)  TITLE OF CLASS OF SECURITIES
     Common Stock

(e)  CUSIP NUMBER
     493144 10 9

ITEM 3.
IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) CHECK WHETHER THE PERSON FILING IS A:

(e) [x] Investment Advisor registered under section 203 of the Investment Advisers Act of 1940






ITEM 4. OWNERSHIP

(a) AMOUNT BENEFICIALLY OWNED
    None

(b) PERCENT OF CLASS
    None

(c) NUMBERS OF SHARES AS TO WHICH SUCH PERSON HAS:

(i) SOLE POWER TO VOTE OR TO DIRECT THE VOTE
    None

(ii) SHARED POWER TO VOTE OR TO DIRECT THE VOTE
     None

(iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
      None

(iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
     None

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

During May 2006, the reporting person disposed of all of the shares it held in the Issuer and is exiting the reporting system.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
None

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
N/A

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBER OF THE GROUP
N/A

ITEM 9. NOTICE OF DISSOLUTION OF GROUP
N/A

ITEM 10. CERTIFICATION

BY SIGNING BELOW, I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED AND ARE HELD IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED AND ARE NOT HELD FOR THE PURPOSE OF OR WITH THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF THE SECURITIES AND WERE NOT ACQUIRED AND ARE NOT HELD IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING THAT PURPOSE OR EFFECT.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 21, 2006

/S/ Andrew I. Davidson
    President